Exhibit 99.1

FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS 14% INCREASE IN ASSETS
AND 11% LOAN GROWTH

NAPLES, Fla. April 24 - TIB Financial Corp. (Nasdaq: TIBB), parent of TIB Bank, a leading community bank serving the greater Naples, Bonita Springs-Fort Myers area, Highlands County, South Miami-Dade County and the Florida Keys, today reported net income from continuing operations for the quarter ended March 31, 2007 of $1.87 million, an increase from the $1.86 million reported for the fourth quarter of 2006 and down from $2.36 million for the first quarter of 2006. On a per diluted share basis, earnings from continuing operations were $0.16 for the first quarter of 2007, equal to the fourth quarter of 2006 and down from $0.20 per share a year ago.

TIB Financial also reported total assets of $1.35 billion as of March 31, 2007, representing 2% asset growth from December 31, 2006 and 14% asset growth from $1.19 billion as of March 31, 2006. Total loans increased 11% to $1.04 billion compared to $935 million a year ago, but declined 2% compared to $1.06 billion at December 31, 2006. Total deposits increased 3% to $1.06 billion as of March 31, 2007, compared to $1.03 billion at December 31, 2006 and March 31, 2006.

“In an increasingly challenging competitive and economic environment, we remain strategically focused on building relationships with small businesses and middle-market customers,” said Edward V. Lett, Chief Executive Officer and President. “The cultivation of these relationships continues to generate core loan and deposit growth, and improved franchise value. Economic activity in our markets was slower during the later part of last year and the early part of this year. The pay-off of several larger commercial loans had an impact on the level of our loans outstanding at quarter-end, but our loan pipeline and origination volume is strengthening this quarter and we anticipate new growth in our portfolio.

“In an uneven and shifting real estate market our loan quality remains strong and our risk sensitivity is heightened. We have avoided higher risk residential mortgage originations and maintained our cash flow underwriting criteria for commercial real estate loans.

“As we discussed last quarter, short-term collection issues in our indirect automobile loan portfolio resulted in elevated delinquencies and higher loan loss provisions. In the current quarter our collections operation has reduced our delinquencies to historical levels.

“We experienced good growth in our lower cost transaction and demand deposit accounts. Our disciplined deposit pricing resulted in the outflow of some higher cost certificates of deposit, but we are working hard to contain the cost of our funding and improve our deposit mix and net interest margin. Our markets and operating environment remain highly competitive and challenging due to the persistent inverted yield curve. We continue to manage with a longer-term perspective and believe that our ongoing investments in growth and expansion will produce the anticipated returns,” said Lett.

Detailed Financial Discussion
The decrease in net income from continuing operations for the first quarter of 2007 over the first quarter of 2006 was primarily due to continued net interest margin compression and increased operating expenses.

Highly competitive deposit pricing, the challenging interest rate environment and deposit mix changes negatively affected the first quarter net interest margin. The tax equivalent net interest margin of 3.74% for the three months ended March 31, 2007 continued to contract in comparison with the 3.90% net interest margin reported during the fourth quarter of 2006.

As anticipated and discussed last quarter, the prior year’s collections issues resulted in the higher levels of charged-off indirect auto loans during the first quarter of 2007. More effective collections operations reduced delinquencies in this portfolio to historical levels and resulted in a more normalized provision for loan losses during the first quarter of 2007. Additionally, the significant first quarter activity in repossession and collections operations added to operating expenses. Excluding the charge-off of a single home equity loan, charge-offs were again almost entirely related to indirect auto loans.

Non-interest income, which includes service charges, real estate fees and other operating income, totaled $1.88 million for the first quarter of 2007, representing a 30% increase from the first quarter of 2006. This increase is primarily attributable to gains recognized from the disposition of land coupled with increases in fees on mortgage loans sold and service charges on deposit accounts. First quarter 2007 fees on mortgage loans originated and sold of $533,000, the highest level since the second quarter of 2005, represent 68% and 25% increases from the previous quarter and the first quarter of 2006, respectively.

The company continues its investment in growth and expansion, which resulted in a 16% increase in non-interest expense for the first quarter of 2007 to $9.98 million compared to $8.57 million for the first quarter of 2006. This increase reflects collections costs related to the indirect auto dealer loan portfolio and investments in people, systems and facilities to provide the platform for future asset and revenue growth.

Credit quality remained solid across our commercial, commercial real estate and residential loan portfolios during the first quarter of 2007 and quality improvements in the indirect loan portfolio materialized where, as expected, improved collections and increased recovery operations resulted in lower quarter-end delinquencies. During the first quarter, non-performing loans decreased to $3.05 million, or 0.3% of loans, due to lower delinquencies in the indirect loan portfolio as discussed above. As anticipated, we incurred the higher first quarter charge offs associated with the increased 2006 fourth quarter provision for loan losses. This resulted in the allowance for loan losses decreasing to $9.04 million, or 0.87% of total loans, compared with 0.90% as of December 31, 2006 and increasing from $7.84 million, or 0.84% of total loans, as of March 31, 2006. As expected, annualized net charge-offs increased to 0.39% of average loans for the quarter ended March 31, 2007, from 0.19% and 0.11% for the quarters ended December 31, 2006 and March 31, 2006, respectively.

During the first quarter of 2007, the Board of Directors of TIB Financial Corp. declared a quarterly cash dividend of $0.06 per share on its common stock. The cash dividend was paid on April 10, 2007 to all TIB Financial Corp. common shareholders of record as of March 31, 2007. This dividend, when annualized, represents $0.24 per share.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.35 billion in total assets and 17 full-service banking offices throughout the Florida Keys, Homestead, Sebring, Naples, Bonita Springs and Fort Myers.

TIB Financial Corp., through its wholly-owned subsidiary, TIB Bank, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, visit www.tibbank.com.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President at (239)263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

# # # # #

Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Interest and dividend income	$23,379	$23,240	$22,293	$20,822	$18,879
Interest expense	11,877	11,468	10,433	8,873	7,397
NET INTEREST INCOME	11,502	11,772	11,860	11,949	11,482

Provision for loan losses	472	1,285	670	982	554

NON-INTEREST INCOME:
Service charges on deposit accounts	643	675	650	576	556
Fees on mortgage loans sold	533	318	499	357	425
Other income	703	660	479	611	469
Total non-interest income	1,879	1,653	1,628	1,544	1,450

NON-INTEREST EXPENSE:
Salaries & employee benefits	5,504	5,366	4,982	4,909	4,948
Net occupancy expense	1,909	1,590	1,545	1,503	1,482
Other expense	2,563	2,552	2,471	2,342	2,143
Total non-interest expense	9,976	9,508	8,998	8,754	8,573

Income before income tax expense	2,933	2,632	3,820	3,757	3,805
Income tax expense	1,062	768	1,383	1,428	1,442
Income from continuing operations	1,871	1,864	2,437	2,329	2,363
Income from discontinued operations, net of tax	-	72	15	167	-
NET INCOME	$1,871	$1,936	$2,452	$2,496	$2,363

BASIC EARNINGS PER SHARE:
Continuing operations	$0.16	$0.16	$0.21	$0.20	$0.20
Discontinued operations	-	0.01	-	0.02	-
Basic earnings per share	$0.16	$0.17	$0.21	$0.22	$0.20

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.16	$0.16	$0.21	$0.20	$0.20
Discontinued operations	-	-	-	0.01	-
Diluted earnings per share	$0.16	$0.16	$0.21	$0.21	$0.20

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Real estate mortgage loans:
Commercial	$561,267	$546,276	$535,077	$508,392	$467,011
Residential	80,188	82,243	81,262	82,591	76,809
Farmland	9,197	24,210	24,201	25,680	7,005
Construction and vacant land	155,421	157,672	148,115	150,604	155,939
Commercial and agricultural loans	71,382	84,905	85,666	82,127	81,871
Indirect auto dealer loans	136,892	141,552	136,409	126,469	120,648
Home equity loans	17,694	17,199	17,264	17,771	17,034
Other consumer loans	9,375	9,795	9,738	9,147	9,124
Total loans	$1,041,416	$1,063,852	$1,037,732	$1,002,781	$935,441

Gross loans	$1,042,991	$1,065,468	$1,039,390	$1,004,307	$937,092

Net loan charge-offs	$1,009	$494	$306	$399	$257
Allowance for loan losses	$9,044	$9,581	$8,790	$8,426	$7,843
Allowance for loan losses/total loans	0.87%	0.90%	0.85%	0.84%	0.84%
Non-performing loans [1]	$3,046	$4,223	$1,701	$953	$1,374
Allowance for loan losses/non-performing loans	297%	227%	517%	884%	571%
Non performing loans/gross loans	0.29%	0.40%	0.16%	0.09%	0.15%
Annualized net charge-offs/average loans	0.39%	0.19%	0.12%	0.16%	0.11%

Total interest-earning assets	$1,268,523	$1,233,539	$1,172,110	$1,151,563	$1,102,274
Other real estate owned	$-	$-	$-	$-	$-
Other repossessed assets	$2,341	$1,958	$1,502	$1,222	$1,437
Intangibles, net of accumulated amortization	$741	$813	$884	$956	$1,028

Interest-bearing deposits:
NOW accounts	$145,216	$132,395	$119,899	$140,131	$140,669
Money market	188,220	164,607	162,713	172,328	182,951
Savings deposits	56,392	45,076	47,309	52,637	48,649
Time deposits	483,889	527,999	486,243	477,921	451,717
Non-interest bearing deposits	183,846	159,380	155,902	176,271	209,040
Total deposits	$1,057,563	$1,029,457	$972,066	$1,019,288	$1,033,026

Tax equivalent net interest margin	3.74%	3.90%	4.11%	4.30%	4.45%
Return on average assets	0.57%	0.58%	0.79%	0.78%	0.85%
Return on average equity	8.75%	8.72%	11.77%	11.69%	12.18%
Non-interest expense/tax equivalent net interest income and non-interest income	74.08%	70.41%	66.27%	64.44%	65.86%

Average diluted shares	11,944,440	11,932,887	11,889,512	11,860,068	11,839,034
End of quarter shares outstanding	11,836,027	11,720,527	11,712,812	11,682,840	11,668,076
Total equity	$88,125	$85,862	$83,961	$80,526	$79,677
Book value per common share	$7.45	$7.33	$7.17	$6.89	$6.83
Total assets	$1,351,414	$1,319,093	$1,257,480	$1,232,022	$1,186,838

________
1   Non-performing loans as of March 31, 2007 and December 31, 2006 include a loan of approximately $1.64 million which is fully guaranteed as to principal and interest by a U.S. government agency. We discontinued accruing interest on this loan during the fourth quarter of 2006 pursuant to a ruling made by the agency.

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended March 31, 2007			Quarter Ended March 31, 2006
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,060,523	$20,959	8.01%	$913,725	$17,329	7.69%
Investments	134,666	1,690	5.09%	109,310	1,299	4.82%
Interest bearing deposits	591	8	5.49%	396	4	4.10%
Federal Home Loan Bank stock	7,711	112	5.89%	2,640	36	5.53%
Fed funds sold	54,291	696	5.20%	27,128	296	4.43%
Total interest earning assets	1,257,782	23,465	7.57%	1,053,199	18,964	7.30%
Non-interest earning assets	83,682			76,764
Total assets	$1,341,464			$1,129,963

Interest bearing liabilities:
NOW	$149,865	1,255	3.40%	$134,403	735	2.22%
Money market	176,777	1,814	4.16%	167,499	1,262	3.06%
Savings	48,860	139	1.15%	49,282	75	0.62%
Time	513,335	6,321	4.99%	443,195	4,552	4.17%
Total interest-bearing deposits	888,837	9,529	4.35%	794,379	6,624	3.38%
Short-term borrowings and FHLB advances	148,371	1,668	4.56%	38,421	366	3.86%
Long-term borrowings	33,043	680	8.35%	17,000	407	9.71%
Total interest bearing liabilities	1,070,251	11,877	4.50%	849,800	7,397	3.53%

Non-interest bearing deposits	165,187			182,878
Other liabilities	19,317			18,590
Shareholders’ equity	86,709			78,695
Total liabilities and shareholders’ equity	$1,341,464			$1,129,963

Net interest income and spread		$11,588	3.07%		$11,567	3.77%

Net interest margin			3.74%			4.45%

_______ * Presented on a fully tax equivalent basis